Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Departure of John T. Reilly

ORLANDO, FL, Mar. 19, 2019 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, announced today that Chief Operating Officer John T. Reilly is leaving the Company effective March 31, 2019.

“We thank John for his contributions during his 34-year tenure at SeaWorld and wish him the best going forward,” said Gus Antorcha, Chief Executive Officer.  “We are encouraged by the new energy at the company and the results we are delivering by executing on our strategy of optimizing pricing, improving marketing and communications, introducing new guest experiences and driving capital and cost efficiencies.  I am excited about the many opportunities we have to create meaningful additional value.”

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 34,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACTS:

Investor Relations Inquiries:

Matthew Stroud

Vice President of Investor Relations

(855)797-8625

Investors@SeaWorld.com

Media Inquiries:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com